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                                                                    Exhibit 99.1


                                      NEWS

                                  R E L E A S E

Contact:
Heidi Hennink                                              FOR IMMEDIATE RELEASE
616.698.4514
hhennink@steelcase.com


            STEELCASE COMPLETES ACQUISITION OF POLYVISION CORPORATION
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     - Visual Communication Tools Enhance Steelcase's Technology Offering -


Grand Rapids, MI - November 14, 2001 - Steelcase Inc. (NYSE:SCS), an international work effectiveness company whose offerings enhance the quality of people's lives in work environments, today announced the completion of its acquisition of PolyVision Corporation (AMEX:PLI). PolyVision, based in Norcross, GA, is the world's leading manufacturer and installer of visual communication products for the education and corporate markets.

As previously announced, Steelcase agreed to acquire PolyVision for $2.25 per common share, for a total acquisition price of approximately $176 million, including approximately $103 million in debt. PolyVision shareholders approved the acquisition at a special meeting held on November 13, 2001. PolyVision will operate under its existing management as a wholly owned subsidiary of Steelcase Inc. The acquisition is expected to be accretive to earnings within the first full fiscal year of ownership.

"This acquisition enhances our ability to create high performance conference/meeting rooms that help transfer knowledge, facilitate better decision-making and enable individuals and groups to spark innovation and collaborate more effectively," said James P. Hackett, president and chief executive officer of Steelcase. "PolyVision's products naturally complement our existing portfolio and we look forward to the development of additional user-centered technology products in the future."

The combination of Steelcase's and PolyVision's industry expertise and market shares is expected to accelerate Steelcase's growth in the higher education and corporate learning markets and to provide increased access to the K-12 education market. PolyVision is expected to benefit from increased access to the broad corporate and higher education markets currently served by Steelcase. PolyVision will utilize the Steelcase dealer network in addition to using its current sales channels.

"Both Steelcase and PolyVision have a heritage of innovation, a focus on the user and an eye on the future of work. This will lead to new and exciting offerings that address the communication and collaboration needs of groups and teams," said Michael H. Dunn, President and CEO of PolyVision.

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Steelcase - Page Two


PolyVision's newest innovation, CopyCam(TM), is an image capturing system that utilizes Bluetooth(TM) wireless technology. CopyCam transforms existing whiteboards into active, color copyboards with the use of simple, intuitive technology. A camera embedded in a wall-mounted arm instantly capture all notes and images which, at the touch of one button, can be printed, saved to disk, or e-mailed to others, avoiding the time spent re-copying notes for review and distribution.

Webster(TM) interactive whiteboards work with computers and LCD projectors to provide real-time presentations and broadcasts to remote participants, saving on the additional cost of transportation for meetings and conferences while allowing participants to listen and collaborate without taking notes.


About Steelcase Inc.
Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that harmoniously integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2001 revenue was approximately $4 billion. Steelcase Inc. and its subsidiaries have dealers in more than 800 locations, manufacturing facilities in more than 30 locations and approximately 20,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS. For more information, visit www.steelcase.com.

About PolyVision Corporation
Founded in 1954, PolyVision includes four business units: Visual Communication Products, Interactive Products, Visual Communication Surfaces, and Commercial Signage. It is the leading supplier of light-gauge ceramicsteel, critical in the manufacture of quality writing and projection surfaces. The company also produces menu and merchandising boards for food service and banking institutions. PolyVision has approximately 1,150 employees globally and manufacturing plants and/or offices in Alabama, California, Florida, Illinois, Michigan, New Hampshire, New York, North Carolina, Oklahoma, Oregon, Pennsylvania, Texas, Washington, Belgium, Denmark and France, among others. Approximately 20 percent of the company's business is conducted internationally.


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